Exhibit 16.2

January 13, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Canoo Inc. (formally known as Hennessy Capital Acquisition Corp. IV) included under Item 4.01 of its Form 8-K dated January 12, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on January 12, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York